Exhibit 10.36

EXECUTION

[CONFIDENTIAL]

SHARE PURCHASE AGREEMENT

by and between

AMANA INC.

and

GETTY IMAGES, INC.

Dated as of May 12, 2005

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXECUTION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of May 12 , 2005 (“Effective Date”), by and among Getty Images, Inc., a Delaware corporation (“Buyer”), and Amana Inc., a corporation organized under the laws of Japan (“Seller”).

RECITALS

A. Seller owns all of the issued and outstanding shares (the “Shares”) of the common stock of Amana America, Inc. (“Amana US”), a Delaware corporation, Amana Europe Limited, a company organized and existing under the laws of England and Wales (“Amana EU”), and Iconica Limited, a company organized and existing under the laws of England and Wales (“Iconica”) (collectively, “Companies” and each a “Company”).

B. Amana EU owns all of the issued and outstanding shares of the common stock of Amana Germany GmbH, a company established and existing under the laws of Germany (“Amana-Germany”), Amana France S.A.S., a French société par actions simplifiée (“Amana-France”) and Amana Italy S.a.r.l., a company organized and existing under the laws of Italy (“Amana-Italy”).

C. Buyer wishes to purchase the Shares from Seller and Seller wishes to sell the Shares to Buyer, in each case on terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, the Shares. Buyer may (upon written consent of Seller, which shall not unreasonably be withheld) assign to one or more Affiliates of Buyer, all or part of its rights to purchase the Shares of any of the Companies or Subsidiaries. A failure of Buyer to provide Seller with a full indemnity for reasonably quantifiable additional costs and liabilities arising from any such assignment shall be reasonable grounds for Seller to withhold consent.

ARTICLE II

PURCHASE PRICE AND CLOSING

2.1 Purchase Price. In consideration of the sale and transfer of the Shares and the representations, warranties and covenants set forth herein, at the Closing, Buyer shall pay Seller the following:

(a) The aggregate purchase price (the “Purchase Price”) of Fifty One Million United States Dollars ($51,000,000), payable by wire transfer of immediately available funds to an account designated by Seller in writing, reduced by:

EXECUTION

(b) the amount of Third Party Debt and Intracompany Debt outstanding as of Closing.

(c) The parties agree that the allocation of the Purchase Price shall be as follows: $24,000,000 for the Shares of Amana US, $18,000,000 for the Shares of Amana EU (including the value of the shares of Amana-Italy, but excluding the value of the shares of Amana-Germany and Amana-Italy), $5,000,000 for the Shares of Iconica, $2,000,000 for the Shares of Amana-Germany, and $2,000,000 for the Shares of Amana-France. Each party agrees to report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and shall not take any position inconsistent therewith upon any examination of any Tax Return, in any refund claim, or any Action or otherwise unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.

2.2 Payment of Intracompany Debts. At the Closing, Buyer shall, in purchase of the Intracompany Debts, pay to Seller in full an amount equal to the aggregate amount of the Intracompany Debts outstanding as of Closing by wire transfer of immediately available funds to an account designated by Seller in writing and Seller shall simultaneously herewith assign to Buyer all rights it has to such Intracompany Debts by executing such instruments as Buyer may reasonably request.

2.3 Closing.

(a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby (the “Closing”) will take place at the offices of Getty Images, 601 North 34th Street, Seattle, Washington, USA, on the Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree in writing (the “Closing Date”).

(b) At the Closing, Seller shall deliver to Buyer the following:

(i) Closing Certificate. A certificate, dated as of the Closing Date, executed on Seller’s behalf by an executive officer or director, certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b) (the “Seller Closing Certificate”);

(ii) Share Certificates. The share certificates representing all of the Shares, all duly endorsed by Seller to Buyer;

(iii) Transaction Agreements. Counterparts executed by Seller and the relevant Companies and Subsidiaries, as appropriate, to the Transaction Agreements to which Seller and the Companies or Subsidiaries are parties; and

(iv) Other Deliveries. All other documents, certificates, instruments and writings required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement or otherwise required in connection therewith.

(c) At the Closing, Buyer shall pay the Purchase Price in accordance with Section 2.1 and shall deliver to Seller the following:

EXECUTION

(i) Closing Certificate. A certificate, dated as of the Closing Date, executed on Buyer’s behalf by an executive officer or director, certifying the fulfillment of the conditions specified in Sections 6.1(a) and 6.1(b) (the “Buyer Closing Certificate”);

(ii) Transaction Agreements. Counterparts executed by Buyer to the Transaction Agreements to which Buyer is a party; and

(iii) Other Deliveries. All other documents, certificates, instruments, releases and writings required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement or otherwise required in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a correspondingly numbered disclosure schedule delivered by Seller to Buyer dated as of the date hereof and arranged in paragraphs corresponding to numbered and lettered sections contained in this ARTICLE III (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:

3.1 Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Japan and has all requisite power and authority to enter into this Agreement and each Transaction Agreement to which it is a party and any other agreements contemplated by this Agreement to be entered into by Seller and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each such Transaction Agreement and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and at the Closing each such Transaction Agreement will be, duly executed and delivered by Seller. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2 No Seller Conflict or Default. Except as described on Section 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Transaction Agreements by any of Seller, the Companies or Subsidiaries, nor the consummation by Seller, the Companies or Subsidiaries of any of the transactions contemplated herein and the Transaction Agreements, will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which any of Seller, the Companies or Subsidiaries is a party or by which any of Seller, the Companies or Subsidiaries is bound or to which the Shares are subject. Consummation by Seller of the transactions contemplated herein will not violate, or require any consent, approval or notice under, or filing or registration with, any Person or under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Seller, the Companies, Subsidiaries, or the Shares except (a) as described in Section 3.2 of the Disclosure Schedule, (b) any filing required under U.S., U.K., Italian, French, German or European merger or equivalent laws or regulations, or (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer.

3.3 Organization of the Companies. Each Company and Subsidiary, as applicable, is duly organized, validly existing, duly incorporated and subsistent and in good standing under the laws of the

EXECUTION

jurisdiction of its incorporation, and has all requisite power and authority to enter into the Transaction Agreements and the other agreements contemplated by this Agreement to be entered into by such Company or Subsidiary, as appropriate, prior to or at Closing and to consummate the transactions contemplated hereby, to own, lease and operate its properties and to conduct its business. The execution and delivery by the Companies and Subsidiaries of each Transaction Agreement, as applicable, and the consummation by the Companies and Subsidiaries of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Companies and Subsidiaries. Each Company and Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedule sets forth the authorized, issued and outstanding Equity Securities of each Company. Except as set forth in Section 3.4(a) of the Disclosure Schedule, there are no shares of Equity Securities of any Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which any of the Companies is a party or may be bound requiring the issuance or sale of shares of any Equity Securities.

(b) All of the allotted, issued and outstanding shares of Equity Securities, of the Companies are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and are owned by Seller free and clear of any Liens other than as set forth in Section 3.4(b) of the Disclosure Schedule.

(c) None of the Companies or the Subsidiaries has at any time provided any “financial assistance”, whether directly or indirectly, for the purpose of the acquisition of its shares or any holding company or for the purpose of reducing or discharging any liability incurred in such an acquisition in breach of section 151 of the UK Companies Act 1985 (as amended) in relation to the UK Companies or under equivalent Applicable Laws in relation to the other Companies or Subsidiaries.

(d) Each of the Companies and the Subsidiaries has at all times carried out its business and affairs within the powers and in accordance with the provisions of its organizational documents, which set out fully the rights and restrictions attaching to each class of Equity Securities of the Companies and the Subsidiaries.

(e) Except as set forth in Section 3.4(e) of the Disclosure Schedule and except for Seller’s interest in the Companies, none of the Companies has since its incorporation been a subsidiary of any Person.

3.5 Subsidiaries. Section 3.5 of the Disclosure Schedule lists all subsidiaries (the “Subsidiaries”) of each Company and the authorized, issued and outstanding Equity Securities of each such Subsidiary. The outstanding shares of Equity Securities of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are wholly owned by Seller or the Company indicated in Section 3.5 of the Disclosure Schedule, directly or through one or more Subsidiaries, free and clear of any Liens other than such Liens as set forth on Section 3.5 of the Disclosure Schedule. There are no other holders of any Equity Securities of the Subsidiaries other than the Companies, Subsidiaries or Seller. Except as set forth in Section 3.5 of the Disclosure Schedule, there are no shares of Equity Securities of any Subsidiary issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive

EXECUTION

rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Subsidiaries are a party or may be bound requiring the issuance or sale of shares of any Equity Securities of the Subsidiaries. Except for the Subsidiaries set forth in Section 3.5 of the Disclosure Schedule, no Company owns or, since December 31, 2003, has owned, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

3.6 Financial Statements. For each Company, Seller has heretofore delivered to Buyer copies of (a) the audited consolidated balance sheets as of December 31, 2003 and 2004 and the related audited consolidated statements of operations, changes in stockholders equity and, with respect to Amana US only, cash flows for the fiscal years then ended, (b) the unaudited statements of cash flows for Amana EU and Iconica for the fiscal years ended December 31, 2003 and 2004 (together with (a), the “Annual Financial Statements”), (c) an unaudited balance sheet as of March 31, 2005, and (d) an unaudited statement of cash flows as of March 31, 2005 (together with (c), the “Interim Financial Statements”) (the Annual Financial Statements and Interim Financial Statements are collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of each Company and its Subsidiaries, as applicable, for which the Financial Statements relate, (ii) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of each Company and its Subsidiaries, as applicable, as of the dates and for the periods indicated and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) of the United States in the case of Amana US and the United Kingdom in the case of Amana EU and Iconica, in each case, applied consistently throughout and among the periods covered thereby; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments, and do not contain all footnotes required under the applicable GAAP. No Company or Subsidiary is a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

3.7 Accounts Receivable. All accounts receivable of the Companies and Subsidiaries at the time of Closing (“Accounts”) represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected against such accounts receivable were made consistent with past practices and in accordance with applicable GAAP consistently applied.

3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from March 31, 2005 to the date of this Agreement, there has not been any:

(a) capital expenditure by any of the Companies or Subsidiaries exceeding $50,000 in the aggregate (for all purposes relevant to ARTICLES III and V, (i) expenditures or costs of any of the Companies or Subsidiaries in a currency other than Dollars shall be converted into Dollars at the prevailing inter-bank exchange rate on a spot basis in New York, New York (such exchange rate mechanism, the “Designated Exchange Rate”) on the last Business Day before the execution of this Agreement) and (ii) ”in the aggregate” shall mean for all Companies and Subsidiaries considered collectively as a whole;

(b) entering into, assumption, amendment or termination of any Material Contract by any of the Companies or Subsidiaries, except in the ordinary course of business consistent with past practice, or notice received that there will be a loss of, alteration or contract cancellation of, any Material Contract, except as specifically contemplated by this Agreement;

EXECUTION

(c) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any of the Companies or Subsidiaries;

(d) any election or change in any election concerning Taxes, any adoption or change in any Tax accounting method or practice, or any change in any Tax accounting period;

(e) revaluation by any of the Companies or Subsidiaries of any of their assets for book or Tax purposes or for any fluctuations in exchange rates with respect to foreign currencies;

(f) increase in the salary or other compensation or benefits payable or to become payable by any of the Companies or Subsidiaries to any of its officers, directors, employees, consultants, or contractors (including photographers), or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person, except increases in compensation granted as part of the annual staff reviews and bonuses awarded to employees in connection with 2004 work performance consistent with past practices;

(g) except for any sale or disposal of used Equipment, the net book value of which is $50,000 or less in the aggregate, any sale, lease or other disposition or transfer of any property of any of the Companies or Subsidiaries, except for nonexclusive licenses of Images in the ordinary course of business consistent with past practice for fair consideration;

(h) loan by any of the Companies or Subsidiaries to any Person, or assumption of or guarantee by any of the Companies or Subsidiaries of any Debt or other obligation of any Person;

(i) any increase or decrease in the level of Debt of the Companies or the Subsidiaries, on a consolidated basis, or any new borrowings, loans or guarantees of Debt by any of the Companies or Subsidiaries, other than in the ordinary course of business consistent with past practice and in an aggregate amount not exceeding $50,000;

(j) waiver, release of or any commitment to settle any right, claim or defense of any of the Companies or Subsidiaries, except in the ordinary course of business consistent with past practice and in an aggregate amount not exceeding $50,000;

(k) any dividend, distribution or other payment in respect of its Equity Securities to Seller or any directors, officers, employees or Affiliates or shareholders of Seller by any of the Companies or Subsidiaries, in each case in any form, or any accrual in respect of the same;

(l) any fee, payment or reimbursement to Seller or any directors, officers, employees, Affiliates or shareholders of Seller by any of the Companies or Subsidiaries, in each case in any form, or any accrual in respect of the same, except for fees, payments or reimbursements on an arm’s length basis that are consistent with past practice and in the ordinary course of business;

(m) any issuance, sale or delivery, redemption or purchase, by any of the Companies or Subsidiaries of any of their respective Equity Securities, or the grant, issuance or entering into of any options, warrants, rights, agreements or commitments with respect to the issuance of any of their respective Equity Securities, or the amendment of any terms of any such Equity Securities or agreements;

(n) imposition of any Lien (other than a Permitted Lien and any non-exclusive licenses or sublicenses relating to the Images entered into in the ordinary course of business consistent with past practice) on any property of any of the Companies or Subsidiaries;

EXECUTION

(o) any change in the timing for payment, practices or procedures of any of the Companies or Subsidiaries with respect to the payment of trade payables or other obligations of any of the Companies or Subsidiaries or the collection of accounts receivable and revenues (whether by way of acceleration of collections or otherwise);

(p) transaction of business by any of the Companies or the Subsidiaries other than in the ordinary course consistent with past practice;

(q) failure by any of the Companies or Subsidiaries to pay its creditors within the times agreed with such creditors and no Debt has become overdue for payment;

(r) prepayment by any Company or Subsidiary, or event giving rise to a liability to repay any indebtedness, with a value of $50,000 or more in the aggregate in advance of its stated maturity;

(s) acquisition or agreement to acquire by merging or consolidating with, or by purchasing the Equity Securities or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets with a value in excess of $50,000 in the aggregate;

(t) entering into any exclusive license or other license or arrangement with respect to Images or other Intellectual Property rights outside the ordinary course of business consistent with past practice;

(u) disposition by any Company or Subsidiary or lapse of any rights to the use of any Intellectual Property, or disposition of or disclosure to any Person any Intellectual Property not theretofore a matter of public knowledge, other than in the ordinary course of business;

(v) disposal or other transaction by Amana EU or Iconica which will or may have the effect of crystallising a liability to Tax which should have been included in the provision for deferred Tax provided by Amana EU or Iconica to the extent allowed as contained in the Financial Statements if such a disposal or other Event had been planned or predicted at the date on which the Financial Statements were drawn up; or

(w) other than expenses incurred up to and including fiscal year 2004, neither Amana EU nor Iconica have incurred any expense in excess of GBP10,000 individually or GBP50,000 in the aggregate, which will not be deductible either in computing the taxable profits of, or in computing the Tax chargeable on Amana EU or Iconica , nor is there any obligation to make any such payment in future.

3.9 Personal Property.

(a) All tangible personal property assets that are used for the ordinary operation of the business by any Company or Subsidiary during the 12 month period preceding the Closing are owned by the Companies or the Subsidiaries, or subject to a right of use in favor of the Companies or the Subsidiaries, and all such assets are in the possession or under the control of the Companies or the Subsidiaries. The Companies or the Subsidiaries have legal and beneficial title to all such assets which were included in the Interim Financial Statements as owned by the Companies or the Subsidiaries except as disposed of in the ordinary course of business consistent with past practice, and all such assets are in the possession and control of the Companies or the Subsidiaries. No Person (such as Seller or any of its directors, officers, employees or Affiliates) other than Companies or the Subsidiaries can claim rightful

EXECUTION

title to any of the tangible personal property assets claimed as being owned on the Interim Financial Statements.

(b) Except as set forth in Section 3.9 of the Disclosure Schedule, the Companies and the Subsidiaries have good and valid title to all items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all tangible items of personal property leased by or licensed to them, in each case, free and clear of all Liens, other than Permitted Liens. Section 3.9(b) of the Disclosure Schedule sets forth a complete and accurate list of each lease pursuant to which any of the Companies or Subsidiaries leases any items of Equipment and under which the monthly rental payment exceeds $25,000 in the aggregate. None of the Companies or Subsidiaries or, to Seller’s Knowledge, any other party to any of the leases set forth on Section 3.9(b) of the Disclosure Schedule is in breach thereof or default thereunder and, to Seller’s Knowledge, there does not exist under any such leases any event that, with the giving of notice or the lapse of time, would constitute such a breach or default.

3.10 Real Property.

(a) None of the Companies nor any of the Subsidiaries owns real property or in the past has owned real property.

(b) Seller has delivered to Buyer copies of all leases and subleases in effect on the date hereof pursuant to which any of the Companies or Subsidiaries lease, use or occupy real property (the “Real Property”) (as either a tenant, subtenant or otherwise) (the “Real Property Leases”). Each Real Property Lease is listed in Section 3.10 of the Company Disclosure Schedule. Except as set forth in Section 3.10 of the Disclosure Schedule, the Companies and Subsidiaries have valid leasehold interests in to the Real Property under each Real Property Lease. None of the Companies or Subsidiaries or, to Seller’s Knowledge, any other party to the Real Property Leases is in breach thereof or default thereunder and there does not exist under the Real Property Leases any event that, with the giving of notice or the lapse of time, would constitute such a breach or default.

(c) All documents relating to the lease of any of the Real Properties located in the United Kingdom have where required been duly stamped and are in the possession or under the control of one of the Companies or the Subsidiaries.

(d) Where it is required, the leases with respect to any of the Real Properties located in the United Kingdom are registered at H. M. Land Registry.

(e) There are no expenses or anticipated expenses affecting the Real Properties which are of an unusual or onerous nature.

(f) The present use of the Real Properties is a permitted or lawful use.

(g) To Seller’s Knowledge, there are no notices, negotiations or proceedings pending (or anticipated) in relation to rent reviews in respect of any Real Property Lease.

(h) To Seller’s Knowledge, none of the Companies nor any of the Subsidiaries has received a notice that a lessor, grantor, licenser or optionor (as applicable) under any Real Property Lease intends to cancel or terminate any of the same or to exercise or not to exercise any option thereunder.

EXECUTION

(i) To Seller’s Knowledge, none of the Companies nor any of the Subsidiaries has received any notice of any foreclosure, forcible entry, detainer, ejectment or other suit or action brought with respect to any parcel of the Real Property by any Third Party which could, if successful, result in the loss of possessory rights to such Real Property by any Company, Subsidiary or any Person by or through which any Company or Subsidiary holds an interest in such parcel of the Real Property.

(j) To Seller’s Knowledge, no claims have been made or are anticipated against the Companies or the Subsidiaries in respect of repairs, dilapidations or any other monetary claim relating to the Real Properties.

3.11 Intellectual Property (other than Images). The following representations relate to Intellectual Property other than the Intellectual Property rights specifically related to Images:

(a) Section 3.11(a) of the Disclosure Schedule lists: (i) all United States, international, and foreign: patents and patent applications (including provisional applications); registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, and any domain name registrations; registered copyrights and applications for copyright registration; registered mask works and applications to register mask works; and any other Company Owned Intellectual Property that is or, since December 31, 2003, has been the subject of a registration or application to register, relating directly to the ownership and/or enforcement of rights relating to such Company Owned Intellectual Property, issued by, filed with, or recorded by, the applicable foreign, federal, state, government or other public legal authority at any time; (ii) all written licenses, sublicenses, and other agreements to which any of the Companies or Subsidiaries is a party and pursuant to which any other Person is authorized to have access to, or use of, Company Owned Intellectual Property or to exercise any other right with regard thereto; (iii) all written agreements and licenses pursuant to which any of the Companies or Subsidiaries have been granted a license to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off-the-shelf” third party Intellectual Property, or third party Intellectual Property that is publicly available for license and/or use); and (iv) all written or unwritten agreements, licenses or sublicenses described in Section 3.11(a)(ii) or (a)(iii) that involve Seller (or any of its directors, officers, employees or Affiliates).

(b) As used in this Section 3.11(b) “Intellectual Property” shall mean (i) patents and patent applications and all reissues, divisions, renewals, provisionals, continuations and continuations-in-part thereof; (ii) trademarks, service marks, Internet domain names, trade dress, logos, trade names and other source identifiers, including registrations and applications therefor, and the goodwill associated therewith; (iii) copyrights, including registrations and applications therefor; and (iv) confidential and proprietary information, including trade secrets and know-how. “Company Owned Intellectual Property” shall mean all Intellectual Property owned in whole or in part by any of the Companies or Subsidiaries. “Company Licensed Intellectual Property” shall mean all Intellectual Property owned by Third Parties or Seller and licensed to any of the Companies or Subsidiaries in each case as set forth in Section 3.11(a) of the Disclosure Schedule; all references to “Company Intellectual Property” shall refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property. The parties acknowledge and agree that neither “Company Owned Intellectual Property” nor “Company Licensed Intellectual Property” shall include any Seller Trademarks or any Images. The Company Intellectual Property is all of the Intellectual Property used in the business during the 12 months prior to the Closing Date. Except as set forth in Section 3.11(b) of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not impair the ownership of or any right to use any Company Owned Intellectual Property, (ii) all Company Owned Intellectual Property is owned by the Companies and Subsidiaries free and clear of all Liens, other than Permitted

EXECUTION

Liens, (iii) the Companies and Subsidiaries have taken all reasonably necessary action to maintain and protect the Company Owned Intellectual Property, (iv) to Seller’s Knowledge, no claims have been asserted by any Person challenging the validity, effectiveness or ownership of or use by any of the Companies or Subsidiaries of the Company Owned Intellectual Property, (v) to Seller’s Knowledge, no Third Party is engaging in any activity that infringes, misappropriates or otherwise violates the Company Owned Intellectual Property, (vi) all of the Company Licensed Intellectual Property is the subject of valid and appropriate written licensing agreements under which the use of such Intellectual Property by the Companies and Subsidiaries is permitted as of the Closing Date in the manner and to the extent as used by the Companies and Subsidiaries during the 12 months preceding the Closing Date.

(c) To Seller’s Knowledge, except as set forth in Section 3.11(c) of the Disclosure Schedule neither the (i) use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by any of the Companies or Subsidiaries or use of the Seller Trademarks by any of the Companies or Subsidiaries, (ii) operation of any of the Companies’ or Subsidiaries’ businesses as conducted as of the Effective Date or during the 12 months preceding the Closing Date, nor (iii) Exploitation of any of the Companies’ or Subsidiaries’ products or services by the Companies or Subsidiaries as such Exploitation occurred as of the Effective Date or during the 12 months preceding the Closing Date, infringes in any respect any Intellectual Property rights, or any other intellectual property, proprietary, or personal right of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction.

(d) Neither Seller nor any of its directors, officers, employees or Affiliates (excepting the Companies and Subsidiaries) has any right, title or interest in or to any of the Company Intellectual Property (including all AIMS, NAIMS and ARMS databases and the websites operated by the Companies). This provision shall not impact Seller’s incidental use of confidential and proprietary information known as a result of its ownership of the Companies and Subsidiaries, and shall specifically exclude the Seller Trademarks, including the “Amana” name and trademark, which is owned by Seller.

3.12 Intellectual Property—Images. The following representations relate only to Intellectual Property related to Images, and no representation or warranty is made in this Section 3.11 with respect to any other Intellectual Property:

(a) All Images that, as of the Closing Date and during the 12 months preceding the Closing Date, are or were used in the business of any of the Companies or Subsidiaries are or were at all relevant times validly licensed to and/or represented by the Companies or Subsidiaries.

(b) None of the Companies or Subsidiaries has granted any exclusive licenses or exclusive sublicenses or other exclusive rights with respect to the Images, except in the ordinary course of business.

(c) To Seller’s Knowledge, as of the Closing Date and during the 12 months preceding the Closing Date, the rights of the Companies and Subsidiaries in or to any Images and the Exploitation of any of the Images for the continued operation of the business of any of the Companies and Subsidiaries, as conducted as of the Effective Date and during the 12 months preceding the Closing Date, have not misappropriated, or infringed upon, and do not misappropriate, or infringe upon any Intellectual Property rights of any third parties.

(d) No claims have at any time from December 31, 2003 until the Closing Date been made, asserted, or, to Seller’s Knowledge, threatened against any of the Companies or Subsidiaries, and no claims are presently pending or, to Seller’s Knowledge, threatened, against any of

EXECUTION

the Companies or Subsidiaries and, to Seller’s Knowledge, no claims are presently pending against any customers of the Companies or any of the Subsidiaries: (A) based upon or challenging or seeking to deny or restrict the Exploitation by any of the Companies or Subsidiaries of any of the Images, (B) alleging that the Exploitation of the Images does or may conflict with, misappropriate or infringe upon any Intellectual Property rights of any third party, (C) that any of the Companies or Subsidiaries have failed to comply with the terms and conditions of any Material Contracts governing Exploitation of any Images, or (D) that the electronic distribution in digital form of Images via the Internet or other electronic medium breaches any Material Contract with any distribution agents of any of the Companies or Subsidiaries.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not cause the termination or impair or result in alteration of the rights of any of the Companies or Subsidiaries to Exploit any of the Images, it being understood that many of the Contracts relating thereto are terminable at will.

(f) To Seller’s Knowledge, no Person is engaging in any activity that infringes upon the Intellectual Property rights of any of the Companies or Subsidiaries in the Images.

(g) All Images in tangible form not wholly owned by any Company or Subsidiary but for which any of them is or was responsible under the terms of any legally binding agreement during the 12 months preceding the Closing (i) are in proper storage on the premises of such Company or Subsidiary, (ii) have been returned to the owner, or (iii) are the subject of proper bailment arrangements.

(h) In respect of all Images owned or sub-licensed by a Company or Subsidiary, all photographer or contributor agreements and arrangements to which a Company or Subsidiary is party have been fully documented and, for those which have been identified as having model and/or property releases in the various AIMS, NAIMS or ARMS databases or the Companies’ websites, are the subject of model and/or property releases as indicated. All such documents and releases are in the possession of such Company or Subsidiary. No such Image, agreement or arrangement is the subject of any verbal understanding inconsistent with the documented position.

(i) Each Company and Subsidiary is readily able to verify, by reference to each of the Images which it owns or licences, the person to whom royalties (if any) in respect of that Image should be paid and the appropriate amount of royalty to be paid in respect of that Image; and each Company’s and Subsidiary’s records include, irrespective of whether the Image is owned or licensed, the name of the photographer and, in respect of Images which are licensed to a Company or Subsidiary, the date and parties to the licence agreement, and the royalty payment obligations of such Company or Subsidiary.

(j) Other than those contained in the various AIMS, NAIMS or ARMS databases, or the Companies’ websites, in the photographers and contributors agreements with any of the Companies or Subsidiaries and in any ancillary documentation thereto (including model releases and image restrictions), or in the terms and conditions of the standard end user license agreements of the Companies and Subsidiaries, there are no agreements or arrangements which restrict the Exploitation by the Companies or Subsidiaries of such Images by the Companies and Subsidiaries in the normal course of business.

3.13 Litigation. Except as set forth in Section 3.13 of the Disclosure Schedule, there are, and during the 12 months preceding the Closing Date have been, no claims, actions, suits or proceedings pending, or, to Seller’s Knowledge, claims, actions, suits, proceedings or investigations

EXECUTION

threatened against or affecting any of the Companies, Subsidiaries or their respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any Third Party, nor to Seller’s Knowledge, is there any reasonable basis for any of the foregoing. Except as set forth in Section 3.13 of the Disclosure Schedule, to the Seller’s Knowledge, none of the Companies or Subsidiaries has received any notice that such Company or Subsidiary or any of their respective assets is subject to any Order.

3.14 Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule:

(a) Each of the Companies and the Subsidiaries has timely filed (after giving effect to applicable extensions) with the appropriate Governmental Authorities all material Tax Returns required to be filed by or with respect to it, either separately or as part of an affiliated, combined, unitary, consolidated, fiscal unity or similar group of corporations, and such Tax Returns were correct and complete in all material respects. Seller has provided or made available to Buyer true and complete copies of (i) relevant portions of audit reports, statements of deficiencies, closing or other agreements received by the Companies or Subsidiaries or on behalf of the Companies or the Subsidiaries relating to Taxes, and (ii) all income or franchise Tax Returns for the Companies and the Subsidiaries for all periods ending on or after December 31, 2000;

(b) Each of the Companies and the Subsidiaries has timely paid all Taxes shown as due on any Tax Returns (or on subsequent assessments with respect thereto) of such Company or Subsidiary;

(c) there are no Liens, other than Permitted Liens, with respect to Taxes upon any assets of any of the Companies or the Subsidiaries. Each of the Companies and the Subsidiaries has withheld all Taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any Taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper Governmental Authority;

(d) no audit by a Governmental Authority of any material Tax Return of any of the Companies or the Subsidiaries is in process, pending or threatened (either in writing or verbally, formally or informally), and none of the Companies or the Subsidiaries is a party to any Action for the assessment or collection of Taxes;

(e) none of the Companies nor the Subsidiaries has agreed to any extension of time still in effect with respect to any Tax assessment or deficiency, and no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of any of the Companies or the Subsidiaries;

(f) none of the Companies nor the Subsidiaries conducts business in or derives income from any jurisdiction other than jurisdictions for which Tax Returns have been filed by or with respect to it, and no claim has ever been made by any Governmental Authority in a jurisdiction where such Company or Subsidiary does not file Tax Returns that it is or may be subject to Tax by such jurisdiction;

(g) none of the Companies nor the Subsidiaries will be required to take into account any income or gain in a taxable period beginning after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing Date (including by reason of any change in method of accounting, closing agreement entered into with any Governmental Authority, installment sale, open transaction or prepaid amount);

EXECUTION

(h) each of the Companies and the Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order;

(i) each of the Companies and the Subsidiaries is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement);

(j) none of the Companies nor any of the Subsidiaries (i) has been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code (or any similar state, local or foreign laws); (ii) has made any payment or payments, is obligated to make any payment or payments, or is a party to any Contract (or participating employer in any Plan) that, individually or collectively, could give rise to the payment of any amount (whether in cash or property) as a result of the purchase and sale of the Shares that would not be deductible pursuant to Section 280G of the Code (or any similar state, local or foreign laws); or (iii) has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or any similar state, local or foreign laws);

(k) none of the Companies nor any of the Subsidiaries (i) is a party to or bound by any Tax allocation or sharing agreement; (ii) is or has been a member of any affiliated group, within the meaning of Section 1504(a) of the Code (or any similar state, local or foreign laws, including any arrangement for group Tax relief within a jurisdiction or similar arrangement) that filed or was required to file a consolidated, combined, unitary or similar Tax Return (other than the affiliated group, the common parent of which is Seller, or any of the Companies or the Subsidiaries); or (iii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign laws, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise;

(l) Other than a withholding Tax liability arising from interest payments to Seller of GBP5,000, the Companies and Subsidiaries (other than Amana US) (1) have deducted and properly accounted for all amounts which they have been obliged to deduct or otherwise account in respect of Tax (whether under the Pay as You Earn system or otherwise) to the appropriate Tax or other authority (whether within or outside the United Kingdom) competent to impose or which otherwise seeks to determine liability for, and/or administers or collects Tax (“Taxation Authority”) which term shall include without limitation, any person holding any power of sale over any property for the purpose of raising the amount of such Tax and any person having the benefit of the indemnity or right to recovery, (2) have complied fully with all reporting requirements relating to all such amounts and, (3) have (where required by the applicable law) duly provided certificates of deduction of Tax to the recipients of payments from which deductions have been made;

(m) other than amounts arising in the normal course of filing of Tax Returns pertaining to prepayments of Tax by Amana EU and Iconica, neither the Companies nor the Subsidiaries (other than Amana US) nor any director or officer of any of them has paid within the past seven years ending on the date of this Agreement or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the Taxes Management Act 1970 (“TMA”) or any other directive, statute, enactment, law or regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute,

EXECUTION

enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same (“Taxation Statute”);

(n) other than a closed UK Inland Revenue Tax enquiry relating to the 2001 fiscal year of Amana EU’s Tax affairs, neither the Companies nor any Subsidiary (other than Amana US) have not, within the past 7 years, been the subject of any dispute, investigation, enquiry or discovery by or with any Tax Authority, and the Seller is not aware of any circumstance which made it likely that any of their Tax affairs are likely to be the subject of any such dispute, investigation, enquiry or discovery;

(o) other than an expense dispensation and an Inland Revenue Tax ruling which exempts the deduction of withholding taxes from Amana EU commissions of trade, the amount of Tax chargeable on the Companies and the Subsidiaries (other than Amana US) during any Tax period ending on or within the six years before Closing has not depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority, and no such concession, agreement or arrangement is likely to be withdrawn;

(p) other than those reliefs already claimed in the normal course of business, neither Amana EU nor Iconica are, or at the Closing will be entitled to: (i) make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or (ii) appeal against any assessment or determination relating to Tax; and/or (iii) apply for a postponement of Tax;

(q) the book value shown or adopted for the purposes of the Financial Statements as the value of each of the assets of the Companies and the Subsidiaries (other than Amana US) on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible under section 38 of Taxation of Chargeable Gains Act 1992 (“TCGA”) (the book value of the assets has not been revalued upwards);

(r) no liability to Tax would arise on the disposal of any asset, other than trading stock, acquired since the date of the Financial Statements for a consideration equal to the consideration actually given for the acquisition (the acquisition of the assets has not delayed Tax until their subsequent sale);

(s) neither the Companies nor the Subsidiaries (other than Amana US) have disposed of any asset for a deferred or contingent consideration an amount of which is still outstanding;

(t) except for those assets or liabilities already subject to computation for Tax purposes and disclosed at the date of the Financial Statements, if each of the Companies and Subsidiaries (other than Amana US) capital assets owned at the date of the Financial Statements was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the balance sheet comprised in the Financial Statements or, in the case of assets acquired since the date of the Financial Statements, equal to the consideration given on acquisition, no balancing charge under the Capital Allowances Act 2001 or any other legislation relating to capital allowances would arise (the assets have been written down in the accounts at the same rate as for Tax);

(u) neither the Companies nor the Subsidiaries (other than Amana US) have at any time entered into any transaction, series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of a liability to Tax nor have they at any time entered into a transaction the main purpose of which was a commercial purpose but into which a step or a series of steps for which there was no bona fide commercial purpose have been inserted with a view to the avoidance of a liability to Tax;

EXECUTION

(v) Amana EU and Iconica are taxable persons and duly registered for the purposes of Value Added Tax (“VAT”) under the Value Added Tax Act 1994 (“VATA”), with quarterly prescribed accounting periods, such registration not being subject to any conditions imposed by or agreed with HM Customs & Excise and neither Amana EU nor Iconica are (or are there any circumstances by virtue of which any of them may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993. Amana EU and Iconica have never formed part of any other group of companies for the purposes of Section 43 VATA nor a group of companies for any other Tax purpose;

(w) Amana EU does hold an interest in buildings of land in respect of which neither they nor any other person has made an election to waive the exemption to VAT in accordance with the provisions of paragraph 2 of Schedule 10 VATA. Amana EU is contractually committed to receive supplies in respect of which such an election has not been made;

(x) All documents which are liable to be stamped and which are in the possession or under the control of the Companies or the Subsidiaries (other than Amana US) or to which the Companies or the Subsidiaries (other than Amana US) is a party have been properly stamped and the appropriate stamp duty has been paid and there is no liability for any penalty in respect of such duty and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom. No circumstances exist or might exist which would require the Companies or the Subsidiaries (other than Amana US) to re-present for stamping any document which has already been stamped;

(y) in the last five years neither the Companies nor the Subsidiaries (other than Amana US) have made any claim for relief from stamp duty under section 42 Finance Act 1930, section 151 Finance Act 1995 or section 75, 76 or 77 Finance Act 1986, nor do they hold an estate or interest in land that is derived from an estate or interest in respect of which such a claim for relief was made;

(z) neither the Companies nor the Subsidiaries (other than Amana US) have had transferred to it or agreed to acquire any chargeable securities (as defined in section 99 Finance Act 1986) in circumstances which have given rise to or which may give rise to a liability for stamp duty reserve Tax nor are there any other circumstances in which they may have a liability for stamp duty reserve Tax; and

(aa) Stamp duty land Tax has been paid in full in respect of all estates or interests in land acquired on or after 1 December 2003 by the Companies or the Subsidiaries (other than Amana US) and there are no contingent liabilities or requirements to submit a further land transaction and no arrangements capable of giving rise to a further land transaction and no arrangements capable of giving rise to a further charge to stamp duty land Tax.

3.15 Contracts and Commitments. Section 3.15 of the Disclosure Schedule sets forth a list of all of the Contracts to which any of the Companies or Subsidiaries are a party or by which any of the Companies, Subsidiaries or their respective assets are bound and which fall into one of the following categories (each such contract, a “Material Contract”):

(a) any Contracts containing any covenant limiting the ability of any of the Companies or Subsidiaries to engage in any line of business or to compete with any Person;

(b) any agreements under which any of the Companies or Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness;

EXECUTION

(c) powers of attorney from any of the Companies or Subsidiaries;

(d) any Contract relating to expenditures with respect to any of the Companies or Subsidiaries and involving committed future payments which exceed $25,000 in any 12 month period, excepting photographer or contributor agreements and contracts of employment;

(e) any Contract relating to the acquisition or disposition of assets (other than in the ordinary course of business consistent with past practice) or any Equity Securities of any business enterprise;

(f) any Contract with respect to Company Intellectual Property and which is listed on Section 3.11(a) of the Disclosure Schedule;

(g) all agency, distribution and other such Contracts pursuant to which any of the Companies or Subsidiaries supply Images to third parties or otherwise authorize third parties to supply or distribute Images, as attached to Section 3.15(g) of the Disclosure Schedule;

(h) all Contracts that provide for the payment of benefits or the acceleration of benefits to personnel as a result of the consummation of the transactions contemplated by this Agreement;

(i) all agreements between Seller (including its directors, officers, employees and Affiliates (excepting the Companies and Subsidiaries)), on the one hand, and any of the Companies and/or Subsidiaries, on the other hand;

(j) all photographer agreements with regard to royalty payments and financial reporting (these agreements will not be listed on Section 3.15 of the Disclosure Schedule, but are included within the definition of Material Contract), and agreements for (i) the twenty photographers contracted to Amana EU whose Images generated the greatest amount of revenue for the Companies and Subsidiaries in 2004, (ii) the twenty photographers contracted to Amana US whose Images generated the greatest amount of revenue for the Companies and Subsidiaries in 2004, and (iii) the ten photographers contracted to Iconica whose Images generated the greatest amount of revenue for Iconica in 2004;

(k) any other agreements entered into or committed to by any Company or Subsidiary which contain provisions providing for: photographer advances; minimum royalty obligations; special ongoing pricing arrangements or commitments with customers or licensees; agreements that Images appear in a particular order in website search order results; or commitments to a minimum number of search slots for an Image provider or photographer.

None of the Companies, Subsidiaries or, to Seller’s Knowledge, any other party to any such Material Contract is in breach thereof or default thereunder and, to Seller’s Knowledge, there does not exist under any such Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default. No notice has been received that there will be a loss of, alteration or contract cancellation of, any Material Contract.

3.16 Compliance with Laws. To the Seller’s Knowledge, the Companies and Subsidiaries are in compliance in all respects with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to such Companies and Subsidiaries. Neither the Companies nor any of the Subsidiaries have received (i) any notice, claim or assertion, formal or informal, of any such violation by any of the Companies or the Subsidiaries from any Person or (ii) any request from any Governmental Authority that any of the Companies or Subsidiaries modify or terminate any of its

EXECUTION

operations or modify or dispose of any of its Properties. To the Seller’s Knowledge, the Companies and Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of their respective businesses.

3.17 Labor Matters.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule, there are, and during the 12 months prior to the Closing Date have been, no claims, disputes or controversies pending or, to Seller’s Knowledge, threatened involving any employee or group of employees of any of the Companies or Subsidiaries. During the 12 months prior to the Closing Date, none of the Companies nor any of the Subsidiaries has suffered or sustained any work stoppage and no such work stoppage is threatened.

(b) The Companies and Subsidiaries have complied in all respects, and are presently in compliance in all respects, with all Applicable Laws related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment and withholding of social security and other Taxes. Neither the Companies nor the Subsidiaries has any liability under any Applicable Law related to employment and attributable to an event occurring or a state of facts existing prior to the Closing Date, except as otherwise set forth in Section 3.17 of the Disclosure Schedule or reflected on the Financial Statements.

(c) There is, and in the 12 months prior to the Closing Date has been, no formal labor union or other formal employee representative body installed at any of the Companies or Subsidiaries. Neither the Companies nor the Subsidiaries have or since 31 December 2003 has had any collective bargaining agreements with any of its employees or any employee representative body. There is, and in the 12 months prior to the Closing Date have been, no labor union or other collective organizing or election activity pending or, to Seller’s Knowledge, threatened with respect to any of the Companies or the Subsidiaries.

(d) Those persons named as such in Section 3.17(d) of the Disclosure Schedule are the only Directors of the Companies and the Subsidiaries.

(e) Seller has provided to Buyer a list of all the employees employed on and/or since May 9, 2005, by the Companies and the Subsidiaries which shows on an anonymous basis in relation to each Employee his age, the hire date, period of continuous employment, date of termination (as applicable), and current salary or wages and which is true, complete and accurate in all respects.

(f) True copies of the standard employment agreements of the Companies and Subsidiaries, and of the U.S. and U.K. staff handbooks have been provided to Buyer. All non-standard or unique employment agreements have been provided to Buyer and are listed in Section 3.17(f) of the Disclosure Schedule.

(g) There are no outstanding loans made by any Company or Subsidiary to any director, officer or employee or former director, officer or employee.

(h) No Company or Subsidiary has had or has in existence or participates in and is proposing to introduce or participate in any share incentive scheme, share option scheme or profit-sharing scheme for all or any part of their directors, officers or employees.

EXECUTION

(i) No Company or Subsidiary has been the transferee in any transfer of employment to which the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981 apply.

(j) Except for possible claims by those persons identified as being independent contractors in Section 3.17(j) of the Disclosure Schedule, no independent contractor (an independent contractor for this purpose being any person who, whether personally or through a company owned by them or which they control, provides services to any Company or Subsidiary) has any rights as or in any way holds the status of an employee under a contract of service, and each Company and Subsidiary has complied with its obligations under Applicable Law in relation to and in respect of each current and former independent contractor, including any obligation to make any payment to any such independent contractor.

3.18 Environmental Matters. Except as set forth in Section 3.18 of the Disclosure Schedule, (a) none of the Companies nor any of the Subsidiaries has, as of the Effective Date, received any notice alleging any violation of, or any liability relating to, any Applicable Law or Order, related to the protection of human health or the environment, or the use, treatment, storage, disposal, release or transportation of Hazardous Waste, including, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any analogous national, state or local statutes or regulations in any relevant jurisdiction (“Environmental Laws”), which violation has not been resolved, and as of the Effective Date, to the Seller’s Knowledge, no such notice is threatened, (b) the Companies and the Subsidiaries are and have been at all times in the past five years in compliance with all applicable Environmental Laws, (c) the Companies and Subsidiaries have obtained and are and have been at all times in the past five years in compliance with all governmental environmental permits, registrations and authorizations required under Environment Laws for the operation of the businesses of such Companies and Subsidiaries and (d) none of the Companies nor any of the Subsidiaries have entered into, agreed to, or is subject to any judgment, decree or Order in any relevant jurisdiction under any Environmental Laws.

3.19 Employee Plans.

(a) Section 3.19 of the Disclosure Schedule lists each employee benefit plan (including but not limited to incentive, bonus, cafeteria, medical, dental, vision, life insurance, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, change of control, leave, vacation, severance, pension, profit sharing, retirement, stock option, stock purchase, restricted stock, phantom stock or stock appreciation or other benefit plans but excluding any required plan under mandatory statutory law), whether subject to the laws of the United States or other Applicable Law, (i) covering active, former or retired employees, directors or independent contractors of any Company or Subsidiary or any dependents thereof, (ii) sponsored, maintained or contributed to by any Company or Subsidiary, or (iii) with respect to which any Company or Subsidiary has (or could reasonably be expected to have) any obligation or liability (each a “ Employee Plan”). Excepting the regular employer contributions to the Amana US 401(k) plan, no Company or Subsidiary has any agreement, arrangement or obligation to create, enter into or contribute to any additional Employee Plan, or to modify or amend any existing Employee Plan. No Company or Subsidiary is under any obligation to provide any benefits or make any payments except as required by and specified in the Employee Plan.

EXECUTION

(b) Seller has provided or caused to be provided to Buyer a copy of each Employee Plan, and where applicable, (i) any related trust agreement, annuity or insurance contract, (ii) the most recent annual report (including Form 5500) relating to such Employee Plan, and (iii) any other related contracts or agreements (and any amendments thereto).

(c) With respect to each Employee Plan: (i) such Employee Plan has been administered in all material respects with its terms and with the requirements prescribed by any Applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code; (ii) no material “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to such Employee Plan for which an exemption is not available; (iii) to Seller’s Knowledge, all “fiduciaries,” as defined in ERISA Section 3(21), with respect to the Employees Plans, have complied with the requirements of ERISA Section 404; and (iv) except pursuant to Section 5.17, no steps have been taken to wind-up or commence the winding-up of any of the Employee Plans.

(d) Except as provided on Section 3.19(d) of the Disclosure Schedule, to the extent applicable, a favorable determination letter, opinion or notification has been issued by any Governmental Authority (including the Internal Revenue Service) with respect to each Employee Plan (including regarding those intended to be qualified under Section 401(a) of the Code, as amended by that legislation commonly referred to as “GUST”) and, to Seller’s Knowledge, no condition exists that could reasonably be expected to result in the revocation of any such letter, opinion or notification.

(e) No Employee Plan is (i) covered by Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(f) There are no pending or anticipated (by Seller or any of the Companies or Subsidiaries) claims or governmental investigations or audits against or otherwise involving any of the Employee Plans and no suit, Action or other litigation (excluding claims for benefits incurred in the ordinary course) has been brought against or with respect to any Employee Plan that could reasonably be expected to result in a liability to any of Seller, the Companies or Subsidiaries.

(g) All contributions, reserves or premium payments to any Employee Plan have been made or provided for on the financial books and records of the Companies and Subsidiaries, to the extent required by the Employee Plans, Applicable Law or applicable GAAP. All Taxes that are required by law to be withheld from or assessed against benefits derived under the Employee Plans have been properly withheld, if applicable, and have been remitted to the proper depository. All actuarial, consultancy, legal and other fees, charges or expenses in respect of each Employee Plan have been paid and no services have been rendered in respect of any Employee Plan in respect of which an account or other invoice has not been rendered.

(i) Without limiting Sections 3.19(a) through 3.19(g), each Employee Plan mandated by a government other than the United States or subject to the laws of a jurisdiction outside of the United States (a “Foreign Company Plan”), has been administered and is in material compliance with its terms and Applicable Laws, rules and regulation, and if intended to qualify for special Tax treatment, meets and has complied at all times with all requirements for such treatment and has obtained all necessary approvals of all Governmental Authorities. All contributions required to be made under the terms of any Foreign Company Plan or Applicable Law as of the Closing Date have been made or will be timely made on or prior to the Closing Date. With respect to any unfunded retirement plan which is a Foreign Company Plan for which applicable GAAP or Applicable Law

EXECUTION

requires that reserves be recorded on a statement of financial position, reserves have been recorded on the Financial Statements in a manner which is consistent with applicable GAAP and Applicable Law. With respect to funded pension or retirement plans which are Foreign Company Plans, such plans have been funded in accordance with their terms, applicable GAAP and Applicable Law. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened with respect to any Foreign Company Plan. Seller has provided to Buyer copies, summaries or written descriptions of each Foreign Company Plan.

3.20 Insurance. Seller has delivered to Buyer true copies of all policies of liability, theft, fire, title, workers’ compensation, property, errors and omissions and other forms of insurance and surety bonds insuring any of the Companies and Subsidiaries and their directors, officers, employees, properties, assets and businesses. All such insurance policies are in full force and effect and all premiums have been timely paid by the Companies and Subsidiaries. None of the Companies or Subsidiaries has failed to give any notice or to present any claim under any such policy or binder in a due or timely fashion. There have not been any claims under any such policies against any insurers in relation to the operation of any of the Companies or Subsidiaries from December 31, 2003 until the date of this Agreement.

3.21 Certain Relationships and Interests. Except as set forth in Section 3.21 of the Disclosure Schedule, none of the Companies or Subsidiaries presently has, and since December 31, 2003, none of the Companies or Subsidiaries has had, any Contract with, any outstanding loans to or from, any outstanding liabilities to, or any sharing arrangements (whether for compensation or otherwise) with, any officer, director, employee, stockholder, member or Affiliate (other than the Companies and Subsidiaries themselves) of Seller, the Companies or any of the Subsidiaries or any relative of any such Person or any Person in which any such individual is an officer, director or partner or has a financial interest, direct or indirect. Except Seller’s ownership interest in the Companies and the Subsidiaries and except as set forth in Section 3.21 of the Disclosure Schedule, neither Seller nor any officer, director, employee, stockholder, member or Affiliate (other than the Companies and Subsidiaries themselves) of Seller, the Companies or Subsidiaries, nor any relative of any of such individual, owns or has any direct or indirect interest in any property owned or used by or leased to the Companies or the Subsidiaries or any Intellectual Property right licensed to or by or used by the Company or any of its Subsidiaries. Except Seller’s ownership interest in the Companies and the Subsidiaries and except as set forth in Section 3.21 of the Disclosure Schedule, to the Seller’s Knowledge, neither Seller nor any officer, director, stockholder, member or Affiliate (other than the Companies and Subsidiaries themselves) of Seller, the Companies or Subsidiaries, nor any relative of any such individual, owns or has any direct or indirect interest in any business which is a competitor, supplier or customer of the Companies or the Subsidiaries or in any Person with whom the Company or any of the Subsidiaries is doing business in any way (other than holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity).

3.22 Books and Records.

(a) Taking into account the size and complexity of the operations of each of the Companies and Subsidiaries, each Company and Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles applicable to such entity and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for

EXECUTION

assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The Companies and the Subsidiaries have in their power or possession all records required to determine their liability to Tax, including the Tax consequence which would arise on any disposal or realization of any asset in the future.

3.23 Insolvency.

(a) No receiver or administrative receiver has ever been appointed of the whole or any part of the assets or undertaking of Seller, any Company or any Subsidiary.

(b) No petition has been presented during the 12 months preceding the Closing and no order has ever been made and no resolution has ever been passed for the winding-up of Seller, any Company or any Subsidiary, or for the appointment of a provisional liquidator to Seller, any Company or any Subsidiary.

(c) Neither Seller nor any Company or any Subsidiary is insolvent or unable to pay its debts as and when they fall due (within the meaning of any Applicable Law).

(d) Neither Seller nor any Company or any Subsidiary has stopped or suspended payment of its Debts, except in cases of a bona fide dispute regarding the Debt.

(e) No unsatisfied judgment, order or award is outstanding against Seller, any Company or any Subsidiary.

3.24 Brokers’ or Finders’ Fees. Neither Seller nor any Company or Subsidiary has authorized any person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, except for Mizuho Securities and Bridgeford Group, whose fee will be the responsibility of Seller.

3.25 Exclusivity of Representations. The representations and warranties made by Seller in this Agreement are the exclusive representations and warranties made by Seller. Seller hereby disclaims any other express or implied representations or warranties, including without limitation, regarding the pro forma financial information, financial projections or other forward-looking statements of any of the Companies, Subsidiaries or Seller.

3.26 Separate and Independent. Each of the warranties, representations and undertakings set out in this Agreement shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other clause or anything in this Agreement or the schedules hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and any other agreements contemplated by this Agreement to be entered into by Buyer at Closing, and to

EXECUTION

consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each such Transaction Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and at the Closing each such Transaction Agreement will be, duly executed and delivered by Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity.

4.2 No Buyer Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by Buyer of any of the transactions contemplated herein will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which Buyer is a party or by which Buyer is bound. Consummation by Buyer of the transactions contemplated herein will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Buyer, except (a) any filing required under U.S., U.K., Italian, French, German or European merger or equivalent laws or regulations, or (b) as may be necessary as a result of any facts or circumstances relating solely to Seller or its Affiliates.

4.3 Litigation. Except as set forth on Schedule 4.3, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would materially impair Buyer’s ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority, affecting Buyer or its assets, at law or in equity, which would materially impair Buyer’s ability to consummate the transactions contemplated hereby.

4.4 Funding. Buyer has the necessary funding to meet all of its obligations under this Agreement and the Transaction Agreements, including the payment of the Purchase Price, and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement.

4.5 Investigation. Buyer acknowledges and agrees that, except in the case of fraud or willful misconduct, it will not assert any claim against any of the respective officers, directors, employees, shareholders, affiliates or other representatives (or any agent of or advisor to any thereof) of Seller, the Companies or Subsidiaries, or hold any of such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by Seller, such persons concerning Seller, or any of the Companies or Subsidiaries in connection with the transactions contemplated by this Agreement. Buyer acknowledges and agrees that none of the respective officers, directors, employees, shareholders, affiliates or other representatives (or any agent of or advisor to any thereof) of any of the Companies or Subsidiaries have made, or are making, any representations or warranties in their respective individual capacities with respect to any Company, Subsidiary, this Agreement, any other agreements or certificates delivered hereunder or any of the transactions contemplated hereby.

4.6 No Reliance. Buyer and its representatives have inspected and conducted such reasonable review and analysis (financial and otherwise) of the Companies and Subsidiaries as desired by Buyer. The consummation of the sale and purchase of the Shares by Buyer is not done in reliance upon any warranty or representation by, or information from, the Seller or any of the Companies or the Subsidiaries, of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement (including the Disclosure Schedule or the Transaction Agreements) and in any

EXECUTION

certificates required to be delivered to Buyer by the Seller hereunder. Such consummation is instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Companies and the Subsidiaries as well as those representations and warranties by the Seller specifically set forth in this Agreement (including the Disclosure Schedule hereto) and in any certificates required to be delivered to Buyer by the Seller hereunder. As of the Effective Date, Buyer’s Acquisition Team does not have any actual knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Company’s Business. Except as expressly provided for by this Agreement, during the period from the Effective Date to the Closing Date, Seller will cause each of the Companies and the Subsidiaries to, and each of the Companies and the Subsidiaries will conduct their business and operations solely in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided by this Agreement, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, Seller will cause each Company and Subsidiary not to, and each of the Companies and Subsidiaries will not:

(a) make any capital expenditure exceeding $50,000 in the aggregate;

(b) enter into or assume any Material Contract except in the ordinary course of business consistent with past practice, and amend or terminate any Material Contract to which any of the Companies or Subsidiaries is a party or by which any of the Companies or Subsidiaries or any of the property of any of the Companies or Subsidiaries is or may be bound;

(c) change any of its accounting methods or practices (including any change in depreciation or amortization policies or rates);

(d) make any election or change any election concerning Taxes, adopt or change any Tax accounting method or practice, or change any Tax accounting period;

(e) make any revaluation any of its assets for book or Tax purposes or for any fluctuations in exchange rates with respect to foreign currencies;

(f) increase the salary or other compensation or benefits of, or pay or agree to pay any bonus or other additional salary or other compensation or benefit to (including severance or termination pay), present or former directors, officers, employees, consultants or contractors (including photographers), except increases in compensation granted as part of the annual staff reviews consistent with past practices;

(g) except for any sale or disposal of used Equipment, the net book value of which is $50,000 or less in the aggregate, sell, lease or otherwise dispose or transfer any property, except for nonexclusive licenses of Images in the ordinary course of business consistent with past practice for fair consideration;

EXECUTION

(h) create, incur, satisfy, extinguish, assume or guarantee any Debt, or make or take out any loans to or from any Person, or guaranty any Debt or other obligations of any Person, other than in the ordinary course of business and consistent with past practice;

(i) waive or release any right, claim or defense except in the ordinary course of business consistent with past practice and in an aggregate amount not exceeding $50,000;

(j) make any dividend, distribution or other payment in respect of its Equity Securities to Seller or any directors, officers, employees, Affiliates or shareholders of Seller, in each case in any form, or any accrual in respect of the same,

(k) make any other fee, payment or reimbursement to Seller or any director, officer, employee, Affiliate or shareholder of Seller by any of the Companies or Subsidiaries, in each case in any form, or any accrual in respect of the same, except for fees, payments or reimbursements on an arm’s length basis that are consistent with past practice and in the ordinary course of business;

(l) issue, sell or deliver, redeem or purchase, any of its Equity Securities, or grant, issue or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its Equity Securities, or amend any terms of any such Equity Securities or agreements;

(m) allow the imposition of any Lien (other than a Permitted Lien and any non-exclusive licenses or sublicenses relating to the Images entered into in the ordinary course of business consistent with past practice) on any property of any of the Companies or Subsidiaries;

(n) change the timing for payment, practices or procedures with respect to the payment of trade payables or other obligations of any of the Companies or Subsidiaries or the collection of accounts receivable and revenues (whether by way of acceleration of collections or otherwise);

(o) transact business other than in the ordinary course consistent with past practice;

(p) fail to pay its creditors within the times agreed with such creditors or allow any Debt to become overdue for payment;

(q) prepay, or allow any event to occur that would give rise to a liability to repay, any indebtedness with a value of $50,000 or more in the aggregate in advance of its stated maturity;

(r) acquire or agree to acquire by merging or consolidating with, or by purchasing the Equity Securities or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets with a value in excess of $50,000 in the aggregate;

(s) enter into any exclusive license or other license or arrangement with respect to Images or other Intellectual Property rights outside the ordinary course of business consistent with past practice;

(t) dispose or allow to lapse any rights to the use of any Intellectual Property, or dispose or disclose to any Person any Intellectual Property not theretofore a matter of public knowledge, other than in the ordinary course of business; or

(u) agree, whether in writing or otherwise, to do any of the foregoing.

EXECUTION

5.2 Reasonable Commercial Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date. Whenever this Agreement requires the Companies or Subsidiaries to take or desist from taking action during periods prior to Closing, Seller agrees to cause the Companies and Subsidiaries to act or desist from such action, as applicable.

5.3 Consents. Without limiting the generality of Section 5.2, each of the parties hereto will use its reasonable commercial efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. The parties hereto will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

5.4 Public Announcements; Confidentiality. The parties hereto shall not issue (and shall cause their respective directors, officers, employees, representatives and Affiliates not to issue) any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other party, except as may be required by Applicable Law, including, Japanese or U.S. securities regulations and laws, in which case such party shall endeavor to advise the other parties and discuss the contents of the disclosure a reasonable period before issuing any such report, statement or press release. Furthermore, the parties hereto shall keep confidential and not disclose, and shall cause their respective Affiliates and directors, officers, employees and representatives of such party and their respective Affiliates to keep confidential and not disclose, any of the terms and conditions of this Agreement or any Transaction Agreement to any Third Party or any information in whatever form, tangible or intangible, that is not generally known to the public and that was provided to Seller by Buyer or to Buyer by Seller, as the case may be, in connection with negotiations, dealings and other discussions between the parties hereto relating to this Agreement or any Transaction Agreement, in each case except as and to the extent that any such party shall be so obligated by Applicable Law, including, Japanese or U.S. securities regulations and laws, in which case the other party shall be so advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued and except that the parties may disclose the terms and conditions of this Agreement or any Transaction Agreement to their respective accountants, auditors, lawyers, other advisors or actual or prospective parties to a business combination or loan or investment, but shall instruct the foregoing parties (other than counsel or auditors who are bound by an ethical obligation of confidentiality) to keep confidential and not disclose the terms and conditions of this Agreement or the Transaction Documents; provided, however, that Buyer’s non-disclosure obligation is limited to information received from Seller related only to Seller. Buyer shall not be prohibited after the Closing from disclosing any information provided by Seller related to any Company or Subsidiary.

5.5 Prompt Notice. Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of (a) the occurrence or nonoccurrence of any event which would be likely to (i) cause any representation or warranty of either Seller or Buyer contained in this Agreement to be untrue or inaccurate (provided, however, that a party is only required to provide such notice with respect to the other party’s representations and warranties to the extent such party has actual knowledge that the occurrence or nonoccurrence of such event would be likely to cause the other party’s representation or warranty to be untrue or inaccurate) or (ii) result in the failure to satisfy a

EXECUTION

closing condition in ARTICLE VI; (b) any failure by Seller or Buyer, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it; and (c) any written communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.6 Access. Buyer and its representatives shall be given reasonable access during business hours after reasonable notice to the books, records, facilities and senior management and financial personnel of the Companies and the Subsidiaries and such Persons having to do with the business or Real Properties of the Companies or the Subsidiaries, as Buyer may reasonably request and will be permitted to make copies and retain other documentation with respect to the Companies and the Subsidiaries and their business operations, financial position, prospects and Real Properties, provided, however, that if the transactions contemplated hereby and in the Transaction Agreements are not consummated, Buyer shall promptly return all such documentation to Seller.

5.7 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by a party pursuant to Section 7.1 hereof, neither Seller nor any of the Companies or Subsidiaries shall (and Seller shall ensure that none of the officers, directors, employees, representatives or Affiliates of Seller or any of the Companies or Subsidiaries) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, initiate, or engage in any negotiations, inquiries or discussions or provide information with respect to any offer or proposal to acquire all or any significant part of the business, assets or Equity Securities, whether by merger, consolidation, other business combination, purchase of assets or otherwise of any of the Companies or the Subsidiaries (each of the foregoing, an “Acquisition Transaction”); or (ii) enter into or execute any agreement relating to an Acquisition Transaction.

5.8 Tax Covenants.

(a) All Tax Returns of the Companies and Subsidiaries not required to be filed on or before the date hereof will, to the extent required to be filed on or before the Closing Date, (i) be filed when due in accordance with all Applicable Laws and shall be prepared consistent with past practice, and (ii) as of the time of filing, be correct and complete in all material respects. A copy of all Tax Returns described in this Section 5.8(a) shall be provided to Buyer for Buyer’s review and approval (not to be unreasonably withheld or delayed).

(b) The Companies and Subsidiaries shall timely pay the amount of Taxes shown as due on the Tax Returns that are filed pursuant to Section 5.8(a).

(c) Buyer shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Companies or Subsidiaries other than the Tax Returns described in Section 5.8(a). Any such Tax Returns that relate to a taxable period that began prior to the Closing Date shall be prepared on a basis consistent with past practice and shall be provided to Seller for its approval at least thirty (30) days prior to filing.

(d) During the period from the date hereof to the Closing Date, Seller shall notify Buyer promptly if it receives notice of any material Tax audit, the assessment of any Tax, or the assertion of any Tax Lien with respect to the Companies or Subsidiaries.

EXECUTION

(e) Without the prior written consent of Seller, which consent shall not be unreasonably withheld, after the Closing, none of the Companies or Subsidiaries shall file any amended Tax Return with respect to any period that ends on or before the Closing Date.

(f) Seller, the Companies and Subsidiaries shall, as of the Closing Date, terminate all Tax allocation agreements or Tax sharing agreements with respect to the Companies and Subsidiaries, and shall ensure that such agreements are of no further force or effect as to the Companies or Subsidiaries on and after the Closing Date and there shall be no further liability of the Companies or Subsidiaries under any such agreement.

(g) The amount of any refunds of Taxes payable to the Companies or Subsidiaries following the Closing Date and attributable to Taxes of the Companies or the Subsidiaries for any Pre-Closing Period shall be for the account of Seller, and shall be paid over to Seller when actually received by the Companies or Subsidiaries, except for refunds of Taxes incurred by the Companies or Subsidiaries in the ordinary course of business after December 31, 2004. Buyer shall, if Seller so requests and at Seller’s expense, cause the Companies or Subsidiaries to file for and obtain any refunds to which Seller is entitled pursuant to this Section 5.8(g).

(h) Buyer will not make an election under Section 338 of the Code with respect to the purchase of stock of Amana US or, if applicable, any other Company or Subsidiary that is a “domestic corporation” as defined in Sections 7701(a)(3) and (4) of the Code. Buyer may make an election under Section 338 of the Code with respect to the purchase of stock of any other Company or Subsidiary.

(i) For purposes of this Agreement, in order appropriately to apportion any Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by Applicable Law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of the Companies and Subsidiaries, and such period shall be treated as a “Short Period” and a “Pre-Closing Period” for purposes of this Agreement. In any case where applicable law does not permit the Companies or Subsidiaries to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of the Companies and Subsidiaries for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period (for the avoidance of doubt, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date). “Interim Period” means with respect to any Taxes imposed on the Companies or Subsidiaries on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

5.9 Supply Agreements. Commencing upon notice from Seller to Buyer, unless otherwise agreed to by the parties, after the Closing, the parties will enter into (i) content supply agreements pursuant to which each of Buyer, the Companies and the Subsidiaries, on the one hand, and Seller, on the other hand, will supply the other with Images, and (ii) agreements providing for the establishment of production centers, each of these agreements referred to in (i) and (ii) above shall be in form and substance reasonably acceptable to the parties, provided such agreements shall be consistent with the

EXECUTION

terms of the Letter of Intent between Seller and Buyer dated May 2, 2005 regarding these agreements. In regard to the obligations under this Section 5.9, the parties agree to proceed in good faith and to use commercially reasonable efforts to conclude these agreements as soon as reasonably possible.

5.10 Seller Trademarks. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that (i) Buyer is not purchasing, acquiring or otherwise obtaining, and neither the Companies nor the Subsidiaries will be entitled to retain following the Closing Date, any right, title or interest in any Seller Trademarks or any part or variation or anything confusingly similar thereto; and (ii) neither the Companies, Subsidiaries nor Buyer and its Affiliates shall make use of Seller Trademarks from and after the Closing, except that the Companies and Subsidiaries shall have a reasonable transition period for phasing out use of Seller Trademarks on websites, company names, Image metadata, stationary, business cards, letterheads and other such consumable materials in stock at the Closing, which transition period shall not last longer than 90 days. Furthermore, promptly following Closing, Buyer shall cause the Companies and the Subsidiaries to cease using any Seller Trademarks in the Companies’ and Subsidiaries’ corporate names.

5.11 Post-Closing Cooperation. After the Closing, upon reasonable written notice and subject to such conditions as may be reasonably required, the parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other representatives, physical access, during normal business hours, such information and assistance relating to the Companies and the Subsidiaries as is reasonably necessary for each party’s financial reporting, consolidation and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other party pursuant to this Section 5.11. Neither party shall be required by this Section 5.11 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. The parties shall cooperate in connection with any filings required to be made by any party with Governmental Authorities after the Closing.

5.12 Seller Guaranties. Buyer shall have each Seller Guaranty set forth on Schedule 5.12 released and cancelled at the Closing, provided, however, to the extent that any Seller Guaranty cannot be so released and cancelled, Buyer shall (a) cause itself to be substituted at the Closing for Seller and each of Seller’s Affiliates directly affected thereby in respect of such Seller Guaranty and (b) assume all of Seller’s and each of Seller’s Affiliates’, as applicable, rights and obligations with respect to any such non-released and non-cancelled Seller Guaranties; provided, further, that, Seller shall not have any obligation or liability with respect to such non-released and non-cancelled Seller Guaranties after the Closing Date.

5.13 Transition Services Agreement. In connection with Closing, Seller and Amana EU shall enter into a Transition Services Agreement (the “Transition Services Agreement”) in substantially the form attached hereto as Exhibit 5.13.

5.14 Transfer of Illustrator Contracts; Right to Use the “Photonica” Mark in “Blue Mountain” URL. Prior to Closing, Seller may enter into an arrangement with the relevant Companies pursuant to which (i) Amana US transfers to Seller those contracts contained in and assets specified at Schedule 5.14 and (ii) the Companies allow Seller to use the “Photonica” name in the Adobe “Blue Mountain” URL known as “amanapbm.photonica.com” for a period of no more than one (1) year following Closing, on a royalty-free basis, but only so long as such URL does not hold or link to an HTML website that can be viewed using a web browser via the Internet. Seller shall be responsible for and shall indemnify and hold Buyer harmless from and against all Taxes, costs and expenses associated with such arrangements and such arrangements shall be pursuant to agreements reasonably acceptable to Buyer.

EXECUTION

5.15 Analogue Archive. Seller holds in Tokyo an analogue archive of approximately 30,000 Images that belong to the Companies and Subsidiaries. Promptly following Closing, Seller shall transfer, at Seller’s cost, its analogue archive of such Images to Amana US at such location in the U.S. as is reasonably required by Buyer.

5.16 Photonica Mark. Promptly following Closing, Seller shall, at Seller’s cost, transfer to the Companies through appropriate steps, instruments and documentation all right, title and interest it may have in the mark “Photonica” (and all translations and transliterations thereof) and in all registrations and applications for such mark in any locations around the world, all of which steps, instruments and documentation shall be reasonably acceptable to Buyer.

5.17 Getty Litigation. Within 5 days after the Closing, Buyer shall seek dismissal with prejudice of the Getty Litigation, with each party to bear its own costs in connection therewith, pursuant to the Settlement Agreement to be agreed between the parties thereto. Such agreement shall provide a full and complete release to Seller and its Affiliates and their respective shareholders, directors, officers, employees and agents for any and all claims raised in the Getty Litigation. Buyer and Seller shall work together to avoid or minimize any action required to be taken in the Getty Litigation prior to such date.

5.18 US 401(k) Plan. Seller shall cause Amana US to terminate each Employee Plan that constitutes a “401(k) plan” prior to the Closing Date, unless Buyer, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) plan by providing Seller with written notice of such election not less than three business days prior to the Closing Date. Prior to the Closing Date, Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that each such 401(k) plan with respect to which Buyer has not provided the notice specified in the immediately preceding sentence has been terminated pursuant to resolutions of the Board of Directors of Amana US (the form and substance of such resolutions shall be subject to advance review and approval by Buyer, which approval shall not be unreasonably withheld), effective not later than the day immediately preceding the Closing Date.

5.19 Agreements with Seller. Except as agreed by the Buyer, Seller will terminate prior to the Closing all agreements between Seller (or any of its directors, officers, employees or Affiliates), on the one hand, and any of the Companies or Subsidiaries, on the other hand. Except for trade payables owing by Seller to any of the Companies or Subsidiaries and for trade payables owing by any of the Companies or Subsidiaries to Seller, each arising in the ordinary course of business consistent with past practice, all amounts owed by any party to any of those agreements will be settled in full prior to the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller).

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as at the date when made and at and

EXECUTION

as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

(b) Performance. Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to Seller the Buyer Closing Certificate.

(d) Transaction Agreements. Buyer shall have executed and delivered to Seller its counterparts of the Transaction Agreements to which it is a party.

(e) Board Resolution. Seller shall have received from Buyer certified copies of the resolutions duly adopted by the board of directors of Buyer approving the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(f) Payment for Intracompany Debts. Buyer shall have purchased all Intracompany Debts pursuant to Section 2.2.

(g) Consents; Approvals. The consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Buyer and Seller to perform their obligations under this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby listed on Schedule 6.1(g) shall have been obtained and shall be in full force and effect.

6.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

(b) Performance. Seller shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Seller, the Companies and the Subsidiaries at or prior to the Closing.

(c) Officer’s Certificate. Seller shall have delivered to Buyer the Seller Closing Certificate.

(d) Consents; Approvals. Consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Buyer and Seller to perform their obligations under this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby, and consents (or in lieu thereof waivers) listed on Schedule 6.2(d), shall have been obtained and shall be in full force and effect.

EXECUTION

(e) Litigation. There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of this Agreement or the Transaction Agreements or otherwise claiming that the consummation of this Agreement or the Transaction Agreements is illegal or improper or which, if decided adversely, would have a Material Adverse Effect, or that would cause any of the transactions contemplated by this Agreement or the Transaction Agreements to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or change shall be in effect).

(f) Transaction Agreements. Seller, the Companies and Subsidiaries, as appropriate, shall have executed and delivered to Buyer their applicable counterparts of the Transaction Agreements.

(g) Board Resolution. Buyer shall have received from Seller certified copies of the resolutions duly adopted by the board of directors of Seller approving the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(h) Resignations. Buyer shall have received the letters of resignation of all of the directors of the Companies and Subsidiaries in form and substance reasonably satisfactory to Buyer (which resignations, other than the right to serve as an officer or director, shall not affect or otherwise impair the rights of any officer or director as an employee of any of the Companies or Subsidiaries).

(i) Termination of Intracompany Agreements. All agreements set forth in Schedule 6.2(i) shall have been terminated by the parties thereto, with no further liability to the Companies or Subsidiaries under such agreements.

(j) Certain Employees. As of immediately prior to the Closing, each of David Neilson and Terence Talerman shall have accepted and not revoked either an offer of employment by Buyer, or an offer of continued employment by the Companies or Subsidiaries, as appropriate, each on terms and conditions no less favorable that currently being provided, and shall not have taken any action to terminate such offer letter or employment agreement.

(k) FIRPTA Certificate. Buyer shall have received from Amana US, pursuant to Section 1445 of the Code, a certificate as of the Closing Date in substantially the form attached hereto as Exhibit 6.2(k).

6.3 Reliance. Each party acknowledges that the other party in entering into this Agreement is relying on the representations, warranties and undertakings contained herein.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of Seller and Buyer;

(b) at any time after June 30, 2005 (the “Outside Date”), by Seller upon written notice to Buyer, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Seller; or

EXECUTION

(c) at any time after the Outside Date, by Buyer upon written notice to the Company, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Buyer.

7.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) the obligations provided for in Sections 7.2, 5.4 and Article IX shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from liability for breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. The representations and warranties of Seller in Article III and Buyer in Article IV, and the indemnification obligations of Seller and Buyer in respect of the same and under Sections 8.2 and 8.3 shall continue in full force and effect notwithstanding the Closing and shall survive until two (2) years from the Closing Date (“Survival Period”), provided, however, that (a) rights to indemnification in respect of Tax Losses and for breach of Seller’s representations and warranties at Sections 3.14 shall survive for the applicable statute of limitations period for the underlying claim plus ninety (90) days, (b) rights to indemnification for breach of Seller’s representations and warranties at Section 3.1, 3.3, 3.4, and 3.5, and for any Losses incurred by Buyer, the Companies or Subsidiaries related to the matters set forth in Sections 3.11(b)(vi) (note 1), 3.13 (note 3) or 3.17 (note 1) of the Disclosure Schedule shall survive indefinitely, (c) rights to indemnification in respect of breaches of Sections 5.4 and 5.10 shall survive until five (5) years from the Closing Date, (d) rights to indemnification in respect of breaches of Section 3.12 shall survive until three (3) years from the Closing Date, and (e) rights to indemnification for breach of a party’s representations and warranties that was notified in writing by the other party prior to the end of the applicable Survival Period shall survive until the matter is resolved. The foregoing survival provisions shall not affect or apply to the parties’ rights, obligations and liabilities under the Transaction Agreements. The survival of representations and warranties shall not be affected by any investigation made by the person to whom such representations and warranties were made or by any knowledge or belief by the recipient of such representations and warranties that they are or might be inaccurate, wrong or incomplete.

8.2 Indemnification by Buyer. Buyer shall indemnify and hold Seller, its Affiliates and their respective employees, officers and directors (the “Seller Indemnified Parties”) harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, fines, penalties, obligations and claims of any kind (including any Action brought by any Third Party and including reasonable attorneys’ fees and other legal costs and expenses reasonably incurred) (collectively, “Losses”), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by the Buyer in this Agreement, or (ii) any failure by the Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; provided, however, that, in each case, Buyer shall have no such obligation for any such Losses to the extent arising as a result of or in connection with any gross negligence or willful misconduct of any Seller Indemnified Party. Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse such Seller Indemnified Party for any Losses arising from

EXECUTION

any Action brought by a Third Party, which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of, in connection with, or relating to, any act or omission of any Company or Subsidiary after the Closing Date, except to the extent that (x) Seller has an obligation to indemnify with respect to any such Losses under Section 8.3 and (y) any such Losses arise as a result of or in connection with any gross negligence or willful misconduct of any Seller Indemnified Party.

8.3 Indemnification by Seller.

(a) Seller shall indemnify and hold Buyer, the Companies and the Subsidiaries (collectively, the “Buyer Indemnified Parties”) harmless from and against, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Seller in this Agreement, (ii) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement, or (iii) any Tax liability of any of the Companies or Subsidiaries for any Pre-Closing Period, except for Taxes incurred after December 31, 2004 in the ordinary course of business (all such Losses in this clause (a)(iii) with respect to Tax matters are referred to herein as “Tax Losses”), or (iv) any Losses incurred by Buyer, the Companies or Subsidiaries related to the matters set forth in Sections 3.11(b)(vi) (note 1), 3.13 (note 3) or 3.17 (note 1) of the Disclosure Schedule. Notwithstanding the foregoing, Seller shall have no such obligation for any such Losses to the extent arising as a result of or in connection with any gross negligence or willful misconduct of any Buyer Indemnified Party.

(b) The amounts for which Seller shall be liable under Section 8.3(a) shall be net of any insurance payable to the Buyer Indemnified Parties from the insurance policies of the Companies and Subsidiaries in place as at the Effective Date in connection with the facts giving rise to the right of indemnification, provided, however, that Seller shall bear all costs associated with maintaining such policies after the Closing Date.

(c) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 8.3(a) unless the aggregate amount of the Buyer Indemnified Parties’ Losses in respect of Section 8.3(a) exceed $600,000, after which point Seller shall be obligated for all such Losses of the Buyer Indemnified Parties in excess of the $600,000. The cumulative indemnification obligation of Seller under Section 8.3(a) shall in no event exceed $10,000,000. The foregoing threshold on indemnification liability shall not apply to Tax Losses, Seller’s indemnification obligations for breaches of Section 3.1, 3.3, 3.4, 3.5, or 3.14 or Seller’s obligations pursuant to the provisions of Section 9.9. The foregoing cap shall not apply to Tax Losses or Seller’s indemnification obligation for breaches of Section 3.1, 3.3, 3.4, 3.5, or 3.14, but amounts payable under such Sections shall count towards the cap for other claims.

8.4 Notification of Claims.

(a) A party entitled to be indemnified pursuant to Section 8.2 or 8.3 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided that the Indemnifying Party will have no liability hereunder (for indemnification or otherwise) with respect to any representation or warranty, unless before the expiration of the applicable Survival Period the Indemnified Party notifies the Indemnifying Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Indemnified Party in accordance with this Section 8.4(a).

EXECUTION

(b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 8.4(a) (other than a claim or demand that relates to Tax Losses or a potential breach of the representations and warranties at Section 3.14, the procedure for which shall be governed exclusively by Section 8.4(c)), and if such claim or demand relates to a claim or demand asserted by a Third Party against the Indemnified Party, the Indemnifying Party shall have the right to undertake, conduct and control the defense thereof, and to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party, at the Indemnifying Party’s sole expense; provided, however, that the Indemnified Party may elect to assume the defense and handle any such Third Party claim if it determines in good faith that the resolution of such Third Party claim could result in a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party beyond the scope of the indemnified event. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party claim. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 8.4(a), of its election to defend in good faith any such Third Party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a Third Party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the prior written consent of the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party or its agents, at the Indemnifying Party’s cost, all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any Third Party claim or demand. Neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any such claim or demand unless the Indemnifying Party or the Indemnified Party, as the case may be, is given a full and complete release of any and all liability by all relevant parties relating thereto. No non-monetary settlement of any claim or demand may be entered into without the written consent of the Indemnified Party.

(c) If the Indemnified Party shall notify the Indemnifying Party pursuant to Section 8.4(a) of any claim or demand that relates to Tax Losses or a potential breach of the representations and warranties at Section 3.14 (a “Tax Contest”), the procedures relating to such claim shall be governed by this Section 8.4(c).

(i) If such Tax Contest relates to a claim or demand asserted by a Third Party against the Indemnified Party, the Indemnifying Party may, at its own expense, participate in and, upon notice to the Indemnified Party, assume the defense of any such claim, demand, suit, action or proceeding (including any Tax audit).

(ii) If the Indemnifying Party shall control the defense of such Tax Contest, the Indemnified Party shall be entitled to participate, at its own expense, in the defense of such Tax Contest, and to employ counsel of its choice for such purpose. The Indemnifying Party shall have the right to either pay the Tax claimed and sue for refund, where permitted by law, or to contest the Tax Contest in any permissible manner, provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or ceasing to defend, a Tax Contest if the resolution or settlement relating to such Tax Contest could have the effect of increasing the Tax liability of the Indemnified Party for a Post-Closing Period.

(iii) The Indemnified Party shall not settle or cease to defend a Tax Contest without the written consent of the Indemnifying Party. Whether or not the Indemnifying Party

EXECUTION

chooses to defend or prosecute any Tax Contest, the parties hereto shall cooperate in the defense or prosecution of such Tax Contest, including, without limitation, consultation in good faith regarding proposed actions, and making employees and records available on a mutually convenient basis to the extent relevant to such Tax Contest

8.5 Exclusive Remedies. The indemnification provisions of Sections 8.2 and 8.3 shall be the sole and exclusive remedies of Buyer and Seller, respectively, for any breach of the representations, warranties, covenants, agreements, undertakings or obligations herein, or any Losses addressed herein. Nothing in the foregoing or in other provisions of this Agreement shall affect rights and remedies in respect of fraud. Neither party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any lost revenue or profit) arising out of this Agreement. Both parties shall mitigate their damages. Any indemnification payment hereunder shall be deemed an adjustment to the Purchase Price.

ARTICLE IX

MISCELLANEOUS

9.1 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

9.2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

(a)	If to Buyer, to:

Getty Images, Inc.

601 N. 34th Street

Seattle, Washington 98103

USA

Telephone: 1.206.925.5000

Telecopy: 1.206.925.5623

Attention: Legal Counsel

with a copy to:

Ms. Amy Weaver, Esq.

Perkins Coie LLP

1201 Third Avenue, 40th Floor

Seattle, Washington 98101-3099

Telephone: 1.206.359.3319

Telecopy: 1.206.359.9000

EXECUTION

(b)	If to Seller, to:

Amana inc.

2-2-43, T-33 Higashishinagawa,

Shinagawa-ku, Tokyo, 140-0002, Japan

Telephone: (81)3-3740-2099

Attn: Mr. Masatoshi Fujii, Director

with a copy to:

Morrison & Foerster

AIG Building, 11th Floor

1-1-3 Marunouchi, Chiyoda-ku Tokyo, Japan 100-0005

Telephone: (81)3-3214-6836

Attn: Mr. Steve DeCosse

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

9.3 Exhibits and Schedules. Any matter, information or item disclosed in the schedules delivered by Seller or in any of the Exhibits attached hereto, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent. The inclusion of any matter, information or item in any schedule to this Agreement shall not be deemed to constitute an admission of any liability by any Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

9.4 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of Seller to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by Seller, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

9.5 Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits, schedules and other documents referred to herein which form a part hereof between the parties, contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

9.6 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

9.7 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors,

EXECUTION

successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Buyer may assign all or any portion of its rights hereunder to one or more of its Affiliates without the consent of Seller, provided that no such assignment shall relieve Buyer of its obligations hereunder.

9.8 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to or shall confer upon any other Person not a party or a permitted assign of a party to this Agreement any legal or equitable right, benefit or remedy or any nature whatsoever under or by reason of this Agreement.

9.9 Fees and Expenses/Transfer Taxes.

(a) Whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby.

(b) Buyer shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement:

(a) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof;

(b) the words “include,” “includes,” and “including” shall be deemed in each case to be followed by the words “without limitation;”

(c) the term “consistent with past practice” shall mean the practice in the 24 months preceding the relevant date;

(d) the term “legally binding agreement” shall mean any agreement, arrangement, understanding, obligation, commitment, benefit or liability, as the case may be, which is or is intended to be legally binding on the parties thereto; and

(e) any U.S. legal term for any action, right, obligation, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include a reference to what most nearly approximates in that jurisdiction to the U.S. legal term.

9.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with

EXECUTION

its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13 Forum; Service of Process. Unless otherwise agreed in writing by the parties, any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Agreement shall only be instituted in the United States District Court for the Southern District of New York, unless federal jurisdiction does not exist, in which case any such action, suit or proceeding shall be brought in the Supreme Court of the State of New York, New York County. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such court in any such suit, action or proceeding. For 7 years following the Closing Date, Seller authorizes and appoints National Registered Agents, located at                                                              , as its agent for service of notices, process and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this section shall be deemed to be effective service on Seller.

9.14 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of New York, without regard to its rules regarding conflicts of laws.

9.15 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXECUTION

ARTICLE X

DEFINITIONS

“Accounts” - as defined in Section 3.7.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation.

“Affiliate” means, with respect to any party a corporation or other entity controlled by such party, controls such party or is under common control with such party, for so long as such control continues to exist. For purposes of this paragraph, “control” means ownership, directly or indirectly, of at least fifty percent (50%) of the equity or voting rights (or, in the case of a non-corporate entity, equivalent right) in such corporation or entity.

“Agreement” - as defined in the preamble of this Agreement.

“Amana EU” - as defined in the recitals to this Agreement.

“Amana-France” - as defined in the recitals to this Agreement.

“Amana-Germany” - as defined in the recitals to this Agreement.

“Amana-Italy” - as defined in the recitals to this Agreement.

“Amana US” - as defined in the preamble to this Agreement.

“Annual Financial Statements” - as defined in Section 3.6.

“Applicable Law” means any statute, law, ordinance, rule or regulation of a Governmental Authority applicable to the Companies, Subsidiaries, Seller, Buyer or any of their respective assets, as the case may be.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Japan or in Seattle, Washington are authorized or obligated by Applicable Law or executive order to close.

“Buyer” - as defined in the preamble of this Agreement.

“Buyer Closing Certificate” - as defined in Section 2.3(c)(i).

“Buyer Indemnified Parties” - as defined in Section 8.3(a).

“Buyer’s Acquisition Team” means Jonathan Klein, Liz Huebner, Jeff Beyle, John Lapham, Simon Quirk, Carrie McCabe, Steve Cristallo, John Hults, Mike Harris, Mark King, Jim Gurke, Ralph Tribe, Lisa Calvert, Deb Trevino, Bridget Russell, Nick Evans-Lombe, Richard Ellis, Robert Gubas and Anthony Harris.

“Closing” - as defined in Section 2.3(a).

“Closing Date” - as defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” - as defined in the recital to this Agreement.

“Company Intellectual Property” - as defined in Section 3.11(b).

“Company Licensed Intellectual Property” as defined in Section 3.11(b).

EXECUTION

“Company Owned Intellectual Property” as defined in Section 3.11(b).

“Content Supply and Production Facility Agreement” - as defined in Section 5.9.

“Contract” means except as specifically provided in this Agreement, any written agreement, contract, lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, commitment, undertaking, instrument or arrangement of any kind.

“Debt” means any borrowed money indebtedness or any guarantee of indebtedness.

“Designated Exchange Rate” - as defined in Section 3.7.

“Disclosure Schedule” - as defined in the introductory paragraph to Article III.

“Dollar” or “$” means United States dollars.

“Effective Date” - as defined in the preamble of this Agreement.

“Employee Plan” - as defined in Section 3.19.

“Environmental Laws” - as defined in Section 3.18.

“Equipment” means any machinery, tools, appliances, vehicles, furniture, fixtures, equipment, computers (and related software systems), parts or similar tangible personal Property.

“Equity Security” means any class of capital stock, share capital, equity share capital or other equity securities of the relevant corporation, company, limited liability company, partnership, trust, organization or other legal entity.

“ERISA” - as defined in Section 3.18.

“Exploitation” means the use, display, reproduction, manufacturing, distribution, licensing, sublicensing, sale, representation or any other exercise of any Intellectual Property rights, or any rights relating thereto, in any product, work, technology, process or other form or manner, including but not limited to any online use or transmission via internet or other electronic medium, whether now known or hereafter devised. “Exploit” means to so use, display, reproduce, manufacture, distribute, license, sublicense, sell, represent or otherwise exercise any Intellectual Property rights, or any rights relating thereto.

“Financial Statements” - as defined in Section 3.6.

“GAAP” - as defined in Section 3.6.

“Getty Litigation” means Getty Images, Inc. v. Amana America, Inc., pending in the U.S. District Court for the Western District of Washington.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

EXECUTION

“Hazardous Waste” means hazardous waste, substance, material, or chemical pollutant or contaminant, including petroleum and petroleum products, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws.

“Iconica” - as defined in the recitals to this Agreement.

“Image” means a photographic image, whether digital, analog or other form, that has been Exploited by any of the Companies or Subsidiaries or is held for Exploitation by any of such entities. The term “Image” includes both the tangible medium in which a particular photographic image is fixed or recorded as well as all right, title, and interest, including all worldwide copyrights and other intellectual property rights, related to such Image.

“Indemnified Party” - as defined in Section 8.4(a).

“Indemnifying Party” - as defined in Section 8.4(a).

“Intellectual Property” - as defined in Section 3.11(b).

“Interim Financial Statements” - as defined in Section 3.6.

“Interim Period” - as defined in Section 5.8(g).

“Intracompany Debts” means the net amount of Debt owing from any of the Companies or Subsidiaries, on the one hand, to Seller, on the other hand, after allowing for set off of the amount of any Debt owing from Seller to any of the Companies or Subsidiaries.

“Liens” means, with respect to any specified asset, any and all liens, claims, encumbrances, options, pledges, restrictions and security interests thereon except for Permitted Liens.

“Losses” - as defined in Section 8.2.

“Material Adverse Effect” means such event, change or effect that is materially adverse to the financial condition, results of operations or prospects of the Companies and Subsidiaries taken as a whole, other than events, changes or effects: (i) resulting from general economic conditions or the financial or securities markets generally; (ii) occurring generally in the industries in which any of the Companies or Subsidiaries does business; (iii) resulting from the transactions contemplated by this Agreement or the announcement to third-parties and the public of the transactions contemplated by this Agreement; or (iv) resulting from changes in laws or GAAP after the date hereof.

“Material Contract” - as defined in Section 3.15.

“Order” means any award, decision, judgment, injunction, order, ruling subpoena, or verdict entered, issued, made or rendered by any Governmental Authority.

“Outside Date” - as defined in Section 7.1(b).

“Permit” - as defined in Section 3.21.

“Permitted Liens” means (i) mechanics’, carriers’, or workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business consistent with past practice that are not overdue; (ii) Liens for taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate

EXECUTION

proceedings and for which the relevant party has reserved an appropriate amount on its books and records in accordance with GAAP; (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (iv) Liens relating to the operating leases of equipment set forth on Section 3.9(b) of the Disclosure Schedule; (v) the Real Property Leases; (vi) any matters to which a Real Property Lease is subject or subordinate; and (vii) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement.

“Person” - as defined in Section 9.11.

“Post-Closing Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Period” - means any Tax period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” - as defined in Section 2.1(a).

“Real Property” - as defined in Section 3.10(b).

“Real Property Lease” - as defined in Section 3.10(a).

“Seller” - as defined in the preamble of this Agreement.

“Seller Closing Certificate” - as defined in Section 2.3(b)(i).

“Seller Guaranty” means any guaranty, letter of credit, letter of comfort, indemnity or contribution agreement or other similar agreement entered into by Seller or any of its Affiliates in favor of any third party with respect to any actual or potential liability or obligation of the Companies or Subsidiaries to such third party.

“Seller Indemnified Parties” - as defined in Section 8.2.

“Seller Trademarks” means those U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names of Seller including, but not limited to, “Amana,” and all registrations and applications to register the same, each as listed on Schedule 10.1.

“Seller’s Knowledge” means the actual knowledge of any of the officers of the Seller who have, as of the date hereof, primary responsibility for overseeing the business of any Company or Subsidiary (including Hironobu Shindo), or David Neilson, Kinya Horikoshi or Terry Talerman.

“Shares” - as defined in the recitals to this Agreement.

“Short Period” - as defined in Section 5.8(h).

“Subsidiary” or “Subsidiaries” - as defined in Section 3.5.

“Survival Period” - as defined in Section 8.1.

“Tax” (including “Taxes”) means any and all (i) domestic or foreign federal, state, provincial, regional, local, or other governmental taxes, duties, tariffs, assessments or fees in the nature of a tax, including net income, gross income, gross receipts, sales, use, value added, goods and services, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp,

EXECUTION

occupation, premium, property, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) liability in respect of any items described in clause (i) payable by reason of being a member of an affiliated, combined, unitary, consolidated, fiscal unity or similar group for any period, and (iii) liability in respect of any items described in clause (i) or (ii) payable as a result of any express or implied obligation to indemnify any other Person with respect to such amount by reason of contract, assumption, transferee liability, operation of law or otherwise, including any liability for Taxes of a predecessor or transferor entity.

“Tax Contest” - as defined in Section 8.4(c).

“Tax Losses” - as defined in Section 8.3(a).

“Tax Return” means any return, declaration, report, statement, information return or statement or other document required to be filed with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Taxation Authority” - as defined in Section 3.14(l).

“Taxation Statute” - as defined in Section 3.14(m).

“TCGA” - as defined in Section 3.14(q).

“Third Party” means Governmental Authority or Person other than Seller, Buyer and their respective Affiliates.

“Third Party Debt” means Debt of the Companies and Subsidiaries, determined on a consolidated basis, which is not due to Seller.

“TMA” - as defined in Section 3.14(m).

“Transaction Agreements” means the Content Supply and Production Facility Agreement; [•]; and [•].

“Transition Services Agreement” as defined in Section 5.13.

“UK Companies” means any of the Companies or Subsidiaries organized and existing under the laws of England or Wales, including Amana Europe Limited and Iconica Limited.

“UK Shares” means the Shares of the UK Companies.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

GETTY IMAGES, INC.
By:	/s/ Jonathan Klein
Name:	Jonathan Klein
Title:	Chief Executive Officer

AMANA INC.
By:	/s/ Hironobu Shindo
Name:	Hironobu Shindo
Title:	President & CEO